Exhibit 10.08

ALLIANCEBERNSTEIN L.P.
FINANCIAL ADVISOR WEALTH ACCUMULATION PLAN

INCENTIVE AWARD AGREEMENT
THIS AGREEMENT, made as of the 1st day of December, 2007, by and between AllianceBernstein L.P., a Delaware limited partnership (the “Company”), and (the “Participant”).

Preliminary Statement

The Participant has been authorized to receive the following Incentive Award under the AllianceBernstein Financial Advisor Wealth Accumulation Plan (the “Plan”).  Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan and the Administrative Guidelines attached hereto.  A copy of the Plan has been delivered to the Participant.  By signing and returning this Agreement, the Participant acknowledges having received and read a copy of the Plan and agrees to comply with it and this Agreement, the attached Administrative Guidelines and all applicable laws and regulations.

Accordingly, the Company and the Participant agree as follows:

1.           Incentive Award.  Subject to the restrictions, terms and conditions of the Plan and this Agreement (including its attachments), the Company hereby awards an Incentive Award to the Participant of $________.

2.           Vesting.

(a)           Except as set forth in subsection (b) below, the Incentive Award shall become vested and cease to be forfeitable (but shall remain subject to the other terms of this Agreement) as follows if the Participant has been continuously employed by the Company or an Affiliate until such date:

Vesting Date	Vested Percentage

January 1, 2009	14.3%

January 1, 2010	14.3%

January 1, 2011	14.3%

January 1, 2012	14.3%

January 1, 2013	14.3%

January 1, 2014	14.3%

January 1, 2015	14.2%

There shall be no proportionate or partial vesting in the periods prior to the applicable vesting dates and all vesting shall occur only on the appropriate vesting date.

(b)           Notwithstanding Paragraph (a), a Participant’s Incentive Benefit shall become immediately vested and cease to be forfeitable upon the Participant’s death or when the participant becomes Disabled or upon Termination of Employment by the Company without Cause.  For purposes of this Section, “Cause” shall mean a termination of employment due to the Participant’s insubordination, dishonesty, fraud, moral turpitude, misconduct, refusal to perform his or her duties or responsibilities for any reason other than illness or incapacity or materially unsatisfactory performance of his or her duties for the Company or its Affiliates; the failure to remain licensed (to the extent required by applicable law) to perform his employment duties or the failure of the Participant to obtain all relevant licenses to perform such duties; the violation of any employment rules, policies or procedures of the Company (including internal compliance rules); an act or acts constituting a felony under the laws of the United States or any state thereof; or a violation of the federal or state securities laws.

3.           Forfeiture.  If the Participant’s employment with the Company or any Affiliate is terminated for any reason, other than as described in Section 2(b) above, prior to becoming vested in accordance with Section 2(a) above, the Participant shall forfeit to the Company, without compensation, any and all unvested Incentive Benefits.

4.           Payment.  The Participant may make an election using the form attached hereto to elect when and how his or her vested Incentive Benefits will be paid in lieu of the default payment method provided under the Plan.

5.           Post-Termination Obligations.  The Participant agrees that the Plan and the Incentive Award being made thereunder are in further consideration of the Participant’s confidentiality and non-solicitation obligations, which are set forth in Paragraphs 3, 4 and 5 of the Participant’s employment agreement with AllianceBernstein L.P.  Accordingly, Participant agrees that the provisions of those Paragraphs 3, 4 and 5 are incorporated in this Agreement by reference as if fully set forth.

6.           Death.  The Participant’s Beneficiary shall be the persons designated pursuant to the form attached hereto.  The Participant may change his designation of beneficiary(ies) at any time prior to his death by submitting a new beneficiary form to the Company.

7.           Controlling Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of law provisions.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ALLIANCEBERNSTEIN L.P.

By:	/s/ Robert H. Joseph, Jr.
Robert H. Joseph, Jr.
SVP and Chief Financial Officer

[NAME OF PARTICIPANT]

ALLIANCEBERNSTEIN L.P.
FINANCIAL ADVISOR WEALTH ACCUMULATION PLAN

ELECTIVE DISTRIBUTION DATE & ELECTION DISTRIBUTION FORM
ELECTION FORM

The undersigned hereby elects under the AllianceBernstein L.P. Financial Advisor Wealth Accumulation Plan (the “Plan”) as follows:

1.
In lieu of receiving my Incentive Benefits in accordance with Section 6.1 of the Plan, I elect to receive (or commence receiving) my vested Incentive Benefits under the Plan on the following Elective Distribution Date:

	☐	As soon as administratively possible following my Separation of Service, as defined in the Plan.

	☐	January 31, 20____ (this date must be later than date on which the Incentive Benefits will become 100% vested under Agreement).

2.	In lieu of receiving my Incentive Benefits in accordance with Section 6.1 of the Plan, I elect to receive my Incentive Benefits under the Plan in the following Elective Distribution Form:

	☐	Substantially equal annual installments paid over a period of _____ years (not exceeding 10 years).

	☐	A single lump sum.

These elections, upon becoming effective, shall revoke and supersede all prior elections.

Signature of
Participant:	Date:

ALLIANCEBERNSTEIN L.P.
FINANCIAL ADVISOR WEALTH ACCUMULATION PLAN

AMENDED ADMINISTRATIVE GUIDELINES
(EFFECTIVE AS OF JANUARY 1, 2007)

Plan Eligibility

Individuals who have completed eight years of service as a Financial Advisor, have $500 million or more in assets under management, and service no more than 150 eligible client relationships, as defined by the firm, at the time of any Incentive Award may be selected by the firm to participate in the AllianceBernstein L.P. Financial Advisor Wealth Accumulation Plan (the “Plan”).  Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan and the Award Agreement.

Participation Is Not Mandatory

After being selected, each eligible Financial Advisor may choose whether or not to participate.

Participation Deadlines

A Financial Advisor selected by the firm to participate in the Plan will have 30 days from the notification of his or her selection to accept an Incentive Award, but in all cases must accept the Incentive Award by December 31 immediately preceding the first year of participation.  Each Financial Advisor should analyze his or her own circumstances when deciding to participate in the Plan.  Incentive Awards are granted as of January 1 of each year. Financial Advisors will be notified of their selection annually.

Determining the Amount of the Incentive Award

The amount of an Incentive Award is based on the Financial Advisor’s Eligible Revenues, a fixed amount that is selected from the new account and base servicing revenue for the Advisor’s trailing four calendar quarters prior to the Incentive Award.  Seven percent (7%) of the Eligible Revenues are multiplied by the number of years the Financial Advisor elects to be a participant in the Plan. The minimum term of participation is five years and the maximum is seven years.  An Incentive Award equal to the resulting amount will be granted and recorded as a book entry in a Plan account on behalf of the Financial Advisor.

The Company determines, in its sole discretion and at any time, which revenues are Eligible Revenues.  Accounts on which Base Level Servicing revenue is shared among two or more Financial Advisors do not produce Eligible Revenues and may not be included in the calculation of any Incentive Award.

Investment of the Incentive Award

Investment returns on the Incentive Award will be measured pursuant to the participating Financial Advisor’s elections in a selected family of investment products. The Financial Advisor will have the ability to change his or her investment measurement allocation with a frequency consistent with firm policies.  However, any investment election in AllianceBernstein Holding Units cannot be changed after such election, and investment elections in Hedge Fund products must meet minimum investment requirements and other applicable qualifications, and abide by Hedge Fund rules for withdrawals.

Available Investment Elections

•	AllianceBernstein Small Cap Growth Portfolio
•	AllianceBernstein Small/Mid-Cap Value Fund
•	AllianceBernstein Real Estate Investment Fund
•	Federated Government Obligation Fund
•	Bernstein Strategic Value Portfolio
•	Bernstein Strategic Growth Portfolio
•	Bernstein International Portfolio
•	Bernstein Global Style Blend Portfolio
•	Bernstein Emerging Markets Fund
•	Bernstein Intermediate Duration Fund
•	Bernstein Short Duration Fund
•	Bernstein Advanced Value Hedge Fund
•	Bernstein Global Opportunities Hedge Fund
•	Bernstein Global Diversified Hedge Fund
•	AllianceBernstein Global Diversified Strategies - Hedge Fund A
•	AllianceBernstein Global Diversified Strategies - Hedge Fund B
•	AllianceBernstein Holding Units[1]

Incentive Award Vesting Schedule

Each Incentive Award will vest annually on January 1 on a pro-rata basis in equal installments over the term of the Incentive Award. All Incentive Awards shall vest immediately, however, upon the participant’s death or if the participant becomes Disabled.  If the participant’s employment is terminated for any reason other than those set forth in the Award Agreement, any portion of the award that has not vested will be forfeited.

______________________
[1]
AllianceBernstein Holding Units in which Plan participants obtain a notional interest are issued pursuant to a registration statement on Form S-8 and prospectus.  Copies of these documents are available, free of charge, from the Company or the plan administrator.

Incentive Award Distributions

The vested portion of an Incentive Award notionally invested in the Company’s investment products will be paid in cash in the first calendar quarter following the end of the third year and annually thereafter.  The vested portion of an Incentive Award notionally invested in AllianceBernstein Holding Units will be paid in kind in the first calendar quarter following the end of the third year and annually thereafter.  Subject to the following paragraph, the Financial Advisor may also elect, at the time of the Incentive Award, to defer payments, once 100% vested, until termination of his or her employment or some date certain in the future. Additionally, he or she may elect to receive annual payments over an extended period of up to 10 years. Further deferrals are available as described in the plan document.

Any change in either the Elective Distribution Date or form of the distribution requires the Financial Advisor to elect a new distribution date that is no earlier than the fifth anniversary of the Participant’s previous Elective Distribution Date (regardless of whether the Participant’s new election was solely to change the Elective Distribution Form). Any change in the Elective Distribution Date must be made at least twelve months prior to the Elective Distribution Date that is changing.

Effect of Plan Participation on Commissions

The future Base Level Servicing commissions on any revenues deemed Eligible Revenues will be 3% of Base Servicing Revenue for the period of the Incentive Award.  During the period of the Incentive Award, the 3% rate may be applied to revenues generated by any relationships, accounts or assets on a Participant’s base in an amount equal to the Participant’s Eligible Revenues amount.  Upon acceptance of an Incentive Award, Base Level Servicing provisions in the Advisor’s employment agreement will be superseded by the foregoing sentences.

Base Level Servicing on revenues in excess of the Eligible Revenues amount will be paid at the rate set by the Participant’s employment agreement.

Full Production Bonus will be paid on all New Accounts and New Assets regardless of whether the assets or accounts are within relationships used to calculate the Eligible Revenues amount at the time the Incentive Award was made.

Adjustments To Incentive Awards

The Company bears the risk of poor markets or excessive negative cash flow as it relates to the Incentive Award amount.  Accordingly, there is no downward adjustment to the Incentive Award due to those reasons.  There also is no upward adjustment to the Incentive Award in those periods of upward market performance or positive net asset growth.

Plan Adminsitration

The Newport Group will administer the recordkeeping for the Plan and provide monthly statements to each Participant. Account access will be available via the internet at any time, and changes in investment elections may be initiated through www.plandestination.com.  The Company will inform you of any change of plan administrator.